UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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☒	Soliciting Material Pursuant to § 240.14a-12

CELLU TISSUE HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

CLEARWATER PAPER CORPORATION

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Clearwater Paper Corporation 601 W. Riverside Avenue Suite 1100 Spokane, Washington 99201

News Release

Contact:	(News media)	(CFO)	(Investors)
	Matt Van Vleet	Linda Massman	Sean Butson (IR Sense)
	509.344.5912	509.344.5905	509.344.5906

CLEARWATER PAPER TO ACQUIRE CELLU TISSUE HOLDINGS, INC.

Spokane, Wash. – September 16, 2010 – Clearwater Paper Corporation (NYSE: CLW) today announced it has agreed to acquire Cellu Tissue Holdings, Inc., an Alpharetta, GA-based integrated manufacturer of tissue products (NYSE: CLU), for approximately $502 million, including equity value of approximately $247 million and net debt of approximately $255 million. Clearwater Paper will pay $12.00 per share in cash for Cellu Tissue’s outstanding common stock and intends to fund the acquisition using a combination of existing cash on hand and $350 million of debt financing. Clearwater Paper has secured a financing commitment for the transaction from BofA Merrill Lynch.

Clearwater Paper believes the acquisition will be immediately accretive to earnings per share before taking into account an estimated $15-$20 million in net annual cost synergies expected by the end of 2012. The acquisition has been unanimously approved by both companies’ boards of directors and is expected to close in the fourth quarter of 2010, following Cellu Tissue stockholder approval, regulatory clearances, and other customary closing conditions. Weston Presidio and Russell Taylor, Cellu Tissue’s chief executive officer, which together own approximately 56% of Cellu Tissue’s common stock outstanding, have agreed to vote their shares in favor of the transaction.

“We are very pleased to have the opportunity to rapidly expand our tissue manufacturing footprint through the acquisition of Cellu Tissue and create a combined company with much stronger operational scale to better serve private label tissue customers. This acquisition, coupled with the previously announced construction of our new tissue machine and converting facilities in Shelby, North Carolina, is expected to provide both short and long-term value to our shareholders,” said Gordon Jones, chairman, president and CEO. “Clearwater Paper already has a national sales footprint, and this acquisition gives us a rare opportunity to immediately have a national manufacturing presence to increase service to our existing private label grocery customers and expand into new private label channels,” added Jones.

The expected strategic and financial benefits of the transaction are as follows:

•	Opportunity for Clearwater Paper to establish a national manufacturing presence as a papermaker and converter of tissue products

•	Customer growth with existing and new customers

•	Increased Through-Air-Dried (TAD) capacity

•	Logistical improvements through shipping and transportation synergies

•	Combined company annual revenues expected to be approximately $1.9 billion

•	Immediate accretion to earnings per share before synergies

•	Expected annual net cost synergies of $15-$20 million by the end of 2012

Cellu Tissue’s well-developed private label and specialty tissue businesses, which include 10 sites, complement Clearwater Paper’s existing private label tissue and pulp and paperboard businesses.

In connection with the acquisition of Cellu Tissue, Clearwater Paper intends to tender for or defease Cellu Tissue’s outstanding 11.50% senior secured notes due 2014.

BofA Merrill Lynch acted as financial advisor and Pillsbury Winthrop Shaw Pittman LLP acted as legal advisor to Clearwater Paper. Goldman, Sachs & Co. acted as financial advisor and King & Spalding LLP acted as legal advisor to Cellu Tissue.

CONFERENCE CALL INFORMATION

A live audio webcast and conference call will be held today, Thursday, September 16, 2010 at 8:30 a.m. Pacific time (11:30 a.m. Eastern time). Investors may access the conference call by dialing 877-303-9241 (for U.S./Canada investors) or 760-666-3575 (for international investors). The audio webcast may be accessed on the company’s Web site at http://ir.clearwaterpaper.com/events.cfm. An accompanying presentation will be available for downloading at the same site at 5:30 a.m. Pacific time (8:30 a.m. Eastern time). The webcast will be audio only. Investors are recommended to download the accompanying presentation prior to the call.

For those unable to participate in the call, an archived recording will be available through the Clearwater Paper Corporation Web site www.clearwaterpaper.com under “Investor Relations” following the conference call.

FORWARD LOOKING STATEMENTS SAFE HARBOR

This press release contains certain forward-looking statements regarding the proposed transaction between Clearwater Paper and Cellu Tissue, including but not limited to statements regarding expected accretion to earnings, the estimated amount of annual synergies resulting from the merger, expected combined company annual revenues, the benefits of the proposed transaction to Clearwater Paper stockholders, opportunities for growth with existing customers and new customers in new channels, tissue production facilities and the expected timing of closing. Actual events or results may differ materially from those contained in these forward-looking statements. Among the important factors that could cause future events or results to vary from those addressed in the forward-looking statements include, without limitation, risks and uncertainties arising from the possibility that the closing of the transaction may be delayed or may not occur; difficulties with the integration process or the realization of the benefits expected from the proposed transaction; Clearwater Paper’s ability to obtain debt financing to fund the acquisition price; general economic conditions in the regions and industries in which Clearwater Paper and Cellu Tissue operate; changes in the cost and availability of wood fiber used in the production of the companies’ products; and litigation or regulatory matters involving antitrust or other matters that could affect the closing of the transaction. In addition, please refer to the documents that Clearwater Paper and Cellu Tissue file with the Securities and Exchange Commission (“SEC”) on Forms 10-K, 10-Q and 8-K. The filings by Clearwater Paper and Cellu Tissue identify and address other important factors that could cause events or results to vary from the forward-looking statements set forth in this press release. Clearwater Paper and Cellu Tissue are under no duty to update any of the forward-looking statements after the date of this press release to conform to actual results.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

Cellu Tissue intends to file with the SEC a preliminary proxy statement and a definitive proxy statement and other relevant material in connection the merger. The definitive proxy statement will be sent or given to the stockholders of Cellu Tissue. Before making any voting or investment decision with respect to the merger, investors and stockholders of Cellu Tissue are urged to read the proxy statement and the other relevant material when they become available because they will contain important information about the merger. The proxy statement and other relevant materials (when they become available), and any other documents filed by Cellu Tissue with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov, at Cellu Tissue’s Investor

Relations website at cellutissue.com/investor (click “SEC filings”) or from Cellu Tissue by contacting Investor Relations by mail at 1855 Lockeway Drive, Suite 501, Alpharetta, Georgia 30004, Attention: Investor Relations, or by telephone at (707) 407-2164.

PARTICIPANTS IN THE SOLICITATION

Clearwater Paper and Cellu Tissue and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Cellu Tissue stockholders in connection with the merger. Information about Clearwater Paper’s directors and executive officers is set forth in Clearwater Paper’s proxy statement on Schedule 14A filed with the SEC on March 29, 2010 and its Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on February 26, 2010, respectively. Information about Cellu Tissue’s directors and executive officers is set forth in its proxy statement on Schedule 14A filed with the SEC on June 25, 2010. Additional information regarding the interests of participants in the solicitation of proxies in connection the merger will be included in the proxy statement that Cellu Tissue intends to file with the SEC.

ABOUT CLEARWATER PAPER

Clearwater Paper manufactures quality consumer tissue, bleached paperboard and wood products at six facilities across the country. The company is a premier supplier of private label tissue to major retail grocery chains, and also produces bleached paperboard used by quality-conscious printers and packaging converters. Clearwater Paper’s 2,500 employees build shareholder value by developing strong customer partnerships through quality and service.

ABOUT CELLU TISSUE HOLDINGS

Cellu Tissue Holdings, Inc. is a North American producer of tissue products, with a focus on consumer-oriented private label products and a growing presence in the value retail tissue market. For more information, visit Cellu Tissue’s website at www.cellutissue.com.

For additional information on Clearwater Paper, please visit our website at www.clearwaterpaper.com.

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